Exhibit 99.1

For Immediate Release

Contact:
Frank Karbe
Chief Financial Officer
Exelixis, Inc.
650 837 7565
fkarbe@exelixis.com

EXELIXIS COMPLETES ACQUISITION OF X-CEPTOR

SOUTH SAN FRANCISCO, Calif. - October 18, 2004 - Exelixis, Inc. (Nasdaq: EXEL) today announced the completion of its acquisition of X-Ceptor Therapeutics, Inc., a leader in the discovery and development of small molecules that modulate nuclear hormone receptors (NHRs).  Pursuant to the merger agreement announced on September 28, 2004, Exelixis acquired all of the outstanding shares of capital stock of X-Ceptor in exchange for approximately 2.5 million shares of Exelixis common stock and approximately $2.9 million in cash.

X-Ceptor’s development programs will be integrated into Exelixis’ Discovery group led by Michael Morrissey, PhD.  Richard Heyman, PhD, X-Ceptor’s former chief scientific officer, will report to Dr. Morrissey as part for the discovery group at Exelixis.

“We are extremely pleased with the progress of our cancer programs and with the quality and quantity of compounds that are moving through and towards the clinic.  The completion of this acquisition is an important milestone in our strategy to advance compounds in additional therapeutic areas,” said George Scangos, PhD, President and CEO of Exelixis. “With our combined capabilities we expect to accelerate the development and commercialization of a diverse, highly-differentiated pipeline of products to treat diseases including metabolic syndrome, lipid disorders, hypertension and congestive heart failure.”

About Exelixis

Exelixis, Inc. (Nasdaq: EXEL) is a leading genomics-based drug discovery company dedicated to the discovery and development of novel therapeutics. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis’ development pipeline includes: XL119 (becatecarin), for which a Phase 3 clinical trial has been initiated in patients with bile duct tumors; XL784, which has completed a Phase 1 clinical trial; XL647 and XL999, which are currently in Phase 1 clinical trials; XL880, XL820, XL844 and XL184, anticancer compounds that are potential IND candidates; and multiple compounds in preclinical development. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline (GSK) and Bristol-Myers Squibb Company. Pursuant to a product development and commercialization agreement between Exelixis and GSK, GSK has the option, after completion of Phase 2a clinical trials, to elect to develop a certain number of compounds in Exelixis’ product pipeline, which may include the cancer compounds identified in this press release (other than the company’s cancer compound XL119), thus potentially triggering milestone payments and royalties from GSK and co-promotion rights by Exelixis. The company has also established agricultural research collaborations with Bayer CropScience, Dow AgroSciences and Renessen LLC. Other partners include Merck & Co., Inc., Schering-Plough Research Institute, Inc., Cytokinetics, Inc., Elan Pharmaceuticals, Inc. and Scios Inc. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation all statements related to the timing and intended benefits of the acquisition of X-Ceptor Therapeutics, Exelixis’ plans to advance its program in metabolic diseases, and the therapeutic and commercial potential of  XL119, XL647, XL999, XL880, XL820, XL844 and XL184 and other compounds in the Exelixis preclinical pipeline.  Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon Exelixis’ current expectations.  Forward-looking statements involve risks and uncertainties.  Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation the ability of Exelixis to advance preclinical compounds in cardiovascular and metabolic diseases into clinical trials; the ability and timing, if ever, of Exelixis to demonstrate therapeutic or commercial value of the assets acquired from X-Ceptor; the ability of the company to successfully conduct the clinical trials for XL119, XL647 and XL999; the ability of the company to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process;  and the commercial value of these compounds.  These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended June 30, 2004 and other filings with the Securities and Exchange Commission. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

Spectrum Selective Kinase Inhibitor is a trademark of Exelixis, Inc.

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